Exhibit 10.15

201 Fuller Road, 6th Floor Albany, NY 12203 Tel 518.810.0700 commercehub.com

May 23, 2016

Mark Greenquist

[Address]

Dear Mark:

It is with great pleasure that I invite you to join Commerce Technologies, Inc. (“CommerceHub” or the “Company”).  Set forth below are the terms of your offer of employment.

Start Date: June 16, 2016

Title: Chief Financial Officer

Reporting to: You will report directly to the Chief Executive Officer

Duties: You shall have such responsibilities and duties as the Company’s Chief Executive Officer may assign from time to time.

Office Location: Albany, NY

Base Salary: Your annual base salary will be $350,000.00. The company pay cycle is twice monthly.

Bonus: Your annual bonus target for 100% achievement of your performance goals for each year will be equivalent to 75% of your salary, however each year’s bonus is also contingent on the Company’s Board of Directors approval of a bonus pool with respect to such year. Please note that you must be hired prior to September 30th to be eligible for such bonus, and any hire date after January 1st of a given year will be prorated based on date of hire.

Stock Appreciation Rights: You have been selected to participate in Commerce Technologies, Inc. Stock Appreciation Rights Plan (the “SAR Plan”). Pursuant to the Plan and subject to the approval of the Company’s Board of Directors, you will be granted stock appreciation rights (“SARs”) representing the right to receive the “spread” between the fair market value of common stock shares of Commerce Technologies, Inc. on the date you are awarded stock appreciation rights, and the fair market value of that stock on the date of exercise, as determined by the Board, with respect to shares of Commerce Technologies, Inc. common stock.  This equity-based award will be for SARs with respect to 140,000 common stock shares and will provide for vesting of the award in 4 equal installments on each anniversary of the grant date over the 4-year period following the grant.

It is possible that the SAR Plan will be replaced by a successor plan soon after your start date, in which case, subject to Board approval, you may instead be granted a substantially equivalent equity incentive (which may be in the form of stock options or other equity incentive award in lieu of SARs) with respect to common stock shares in Commerce Technologies, Inc., or if the Company’s previously announced plans to complete a spin-off are completed, shares in the newly formed public company.

Time Off: Subject to CommerceHub’s PTO policies then in effect, you will be provided 20 days of paid time off (PTO) annually, which currently accrues semi-monthly with each pay period. The company also provides 6 paid holidays, plus two floating holidays annually. Additionally, if hired prior to September 30th, you will be provided a volunteer day (8 hours, to be used in a full day increment).

Benefits: CTI offers flexible and comprehensive benefits which will be reviewed with you upon your first day of employment.

401K Plan: CTI has established a 401k plan and currently provides matching contributions equal to $1.00 for each $1.00 you contribute to the plan each payroll period up to the first 6% of your eligible compensation for such payroll period. You will receive additional information about the program following your start date.

Conditions of Employment: This letter is not intended as a guarantee of employment or benefits for any period, but rather is an understanding as to the compensation and other benefits you will initially receive from CommerceHub.

This offer of employment is contingent upon you signing the letter indicating your acceptance of the above terms, completion of your reference and background checks with satisfactory results, as well as ratification by CommerceHub’s Board of Directors and satisfactory completion of references and background investigation. You will be required to review and sign CommerceHub’s standard Confidential Information and Non-Compete Agreement (the “Employee Agreement”), which will be provided to you on your first day of employment.  The terms and conditions of this Employee Agreement will apply, regardless of any change in the nature of your duties, compensation or employment with any entity related to CommerceHub.

Your employment with CommerceHub will be considered at all times to be on an “at-will” basis. This means either you or CommerceHub may terminate your employment at any time, with or without notice, and for any or no reason. CommerceHub may modify its policies and practices, including the compensation and benefits it provides from time to time as it deems necessary. However, the at-will nature of your employment may be modified only by a written agreement signed by both you and CommerceHub. It is also essential that you identify immediately in writing any circumstances or agreements with prior employers — including, for example, non-compete agreements which might interfere or limit your ability to work at CommerceHub and to perform fully your duties and responsibilities.

Lastly, your employment is contingent upon your compliance with the US immigration law. The law requires you to complete the US Government Employment Eligibility Verification Form (I-9), and to provide on your first day of employment documents that verify your identity and employment eligibility.

We are excited for you to join our team! Should you have any questions, please do not hesitate to contact me directly.

Sincerely,

/s/ Frank Poore
Frank Poore — Founder & CEO
Commerce Technologies, Inc.
“CommerceHub”

I acknowledge and accept this offer of employment with Commerce Technologies, Inc.

/s/ Mark Greenquist	6/10/16
Mark Greenquist	Date